Exhibit 99.1

NEWS RELEASE

NOVAGOLD & Donlin Gold Collaborate to Feature a Way of Life in Alaska on Film
Part One: Yup’ik Language and Culture

February 11, 2015 — Vancouver, British Columbia — NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) is pleased to present the opening segment of a four-part video series on a way of life in Alaska - Yup’ik Language and Culture. The films tell a story about the people of the Yukon-Kuskokwim (Y-K) region, their heritage and subsistence way-of-life, as well as the challenges they face living in a remote community.

NOVAGOLD believes that a company must earn its social license in any given region by establishing a strong and collaborative working relationship with the community where it operates. Moreover, this social license must be based on a solid foundation and thorough understanding of the language and culture of the people in the region.

NOVAGOLD’s projects are located in remote areas inhabited by communities largely dependent on subsistence living and traditional lifestyles. The company wholeheartedly respects their heritage and feels it is important to share the different aspects of their day-to-day life, specifically as it relates to the people of the Y-K region where NOVAGOLD’s flagship Donlin Gold project is located. Notably, the stories must be told by the local people themselves.

The company produced four videos which will be released throughout 2015 featuring locals from the Y-K region. Part One is titled “Yup’ik Language and Culture”. The Central Yup’ik language is spoken by more than 10,000 people in Southwest Alaska including much of the region surrounding the Donlin Gold project. In 2014, the Alaska legislature designated the twenty Native Alaskan languages, including Yup’ik, as co-official languages along with English. Alaska is the second state after Hawaii to adopt an indigenous language as an official language, and the first state to have more than one official indigenous language. Elders in the Y-K region predominantly speak Yup’ik and many are also fluent in English. Children growing up in villages along the lower Kuskokwim River still learn Yup’ik as their first language. The strength of the Yup’ik language in many villages, and the priority in the region of keeping Yup’ik a vibrant living language, provides its people with a sense of their unique culture and identity. However, local residents must work hard to preserve the Yup’ik language in an ever-changing modern world.

The first video is now available at www.novagold.com/info. The three subsequent parts of the Alaska Video Series will be released sequentially throughout 2015.

▶	Part One: Yup’ik Language and Culture

▶	Part Two: Subsistence Way of Life

▶	Part Three: People’s Connection to the River

▶	Part Four: Economic Opportunities and Workforce Development

NOVAGOLD strives to create a balanced development plan that enhances economic development and preserves the subsistence lifestyle. Both can truly co-exist. Respecting the cultures of the Y-K region is one of the Company’s core values.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. Learn more at www.novagold.com.

www.novagold.com
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NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227

www.novagold.com
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